Exhibit 99.1

Company Release – July 21, 2017

First Priority Financial Corp. Reports Continued Stronger Operating Results;

Net Income for the Six Months Ended June 30, 2017 is Up 42% Over the Comparable 2016 Period

Malvern, Pa., July 21, 2017 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported that net income for the six months ended June 30, 2017 increased 42% to $1.55 million or $0.21 per basic and fully diluted common share versus $1.09 million or $0.13 per basic and fully diluted common share for the same period in 2016.

Net income for the second quarter of 2017 totaling $766 thousand, or $0.11 per basic common share and $0.10 per fully diluted common share, a 38% increase compared to $556 thousand or $0.07 per basic and fully diluted common share in the second quarter of 2016, and compares to $782 thousand or $0.11 per basic and fully diluted common share in the first quarter of 2017.

Income to common shareholders, after preferred dividends, totaled $1.40 million for the first six months of 2017, a 67% increase over the prior year of $833 thousand; and totaled $690 thousand in the second quarter of 2017, an increase of 44% over $479 thousand reported in the second quarter of the prior year.

Additionally, asset quality remains strong as non-performing loans declined to 0.12% of total loans, non-performing assets were 0.20% of total assets and the total delinquency ratio, including past due loans, totaled 0.14% of total loans as of June 30, 2017.

David E. Sparks, Chairman and CEO, stated: “The Company’s operating performance is sound, asset quality continues to improve, the balance sheet remains strong and we continue to broaden our relevance as the Company expands its reach.”

Sparks noted: “Total loans increased 18% versus a year ago primarily due to the $64 million loan and relationship acquisition which closed in August, 2016. Since that time, we have been very successful in expanding and deepening our relationships with these new customers. Additionally, we have also been very cautious in maintaining our underwriting discipline in a very competitive marketplace.”

Sparks continued: “We have also taken several steps to broaden our market expansion into Chester County through the addition of several key production personnel and are planning to open an office in West Chester to allow for continued growth within that market. Our focus on asset quality and continued core deposit growth are key primary objectives in maintaining and improving the fundamentals of our Company.”

Sparks added: “Additionally, we continue to focus on operating expense levels and overall expense management. Operating expenses increased only 1.2% for the first six months of 2017 compared to the same period a year ago. Concurrently, the efficiency ratio improved 7.2% to 75.6% from 82.8% when comparing these same periods.”

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Interest and dividend income	$5,950	$5,740	$5,154	$11,690	$10,190
Interest expense	1,392	1,265	1,093	2,657	2,179

Net interest income	4,558	4,475	4,061	9,033	8,011
Provision for loan losses	125	10	90	135	200

Net interest income after provision for loan losses	4,433	4,465	3,971	8,898	7,811
Non-interest income	221	178	326	399	735
Non-interest expenses	3,551	3,498	3,485	7,049	6,962

Income before income taxes	1,103	1,145	812	2,248	1,584
Income tax expense	337	363	256	700	497

Net income	$766	$782	$556	$1,548	$1,087
Preferred dividends	76	77	77	153	254

Income to common shareholders	$690	$705	$479	$1,395	$833

Basic earnings per common share	$0.11	$0.11	$0.07	$0.21	$0.13

Diluted earnings per common share	$0.10	$0.11	$0.07	$0.21	$0.13

Weighted average common shares outstanding:
Basic	6,547	6,534	6,503	6,540	6,499
Diluted	6,783	6,705	6,568	6,745	6,549

Net interest margin	3.30%	3.31%	3.40%	3.31%	3.36%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$32,971	$4,761
Investment securities	65,847	89,603
Loans receivable	494,719	488,243
Less: allowance for loan losses	3,285	3,330

Net loans	491,434	484,913
Premises and equipment, net	1,680	1,755
Bank owned life insurance	3,290	3,256
Deferred income taxes, net	1,918	2,697
Goodwill and other intangibles	2,926	2,960
Other assets	7,385	7,850

Total assets	$607,451	$597,795

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$463,288	$467,688
Federal Home Loan Bank of Pittsburgh advances	82,400	68,164
Subordinated debt	9,219	9,207
Other liabilities	2,733	4,690

Total liabilities	557,640	549,749
Shareholders’ equity	49,811	48,046

Total liabilities and shareholders’ equity	$607,451	$597,795

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	June 30,	December 31,
	2017	2016
Period End Balance Sheet Ratios:
Loan to deposit ratio	106.8%	104.4%
Total equity to total assets	8.20%	8.04%
Book value per common share	$7.08	$6.84

Selected Asset Quality Balances:
Non-performing loans	$593	$776
Other real estate owned	638	1,486

Total non-performing assets	$1,231	$2,262

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.12%	0.16%
Non-performing assets as a percentage of total assets	0.20%	0.38%
Allowance for loan losses as a percentage of total loans	0.66%	0.68%

Balance Sheet and Capital Review:

•	Total assets were $607.5 million at June 30, 2017 compared to $597.8 million at December 31, 2016, an increase of $9.7 million, or 1.6%. This increase primarily resulted from an increase of $28.2 million in cash and cash equivalents at the end of the current quarter, primarily interest bearing overnight funds held at the Federal Reserve Bank, and in increase in loans outstanding of $6.5 million, offset by a decline in investment portfolio balances of $23.8 million as discussed below.

•	The investment portfolio totaled $65.8 million at June 30, 2017 compared to $89.6 million at December 31, 2016. During the first six months of 2017, the Company purchased $22.2 million of additional investments, including $10 million related to short term discount notes, and sold nine municipal bonds with a book value of $2.3 million. Also, as of December 31, 2016, the investment portfolio included $40 million of short-term United States Treasury securities, which were purchased related to year-end tax planning strategies and subsequently matured in January of 2017. Other investment portfolio activity resulted in a decline of $3.7 million. As of June 30, 2017 and December 31, 2016, $47.1 million and $70.6 million of investments, respectively, were classified as available for sale while $18.7 million and $19.0 million, respectively, were classified as held to maturity.

•	Loans outstanding were $494.7 million at June 30, 2017, an increase of $6.5 million, or 1.3%, from $488.2 million at December 31, 2016. During the first six months of 2017, new loan production totaled approximately $30 million which was offset by principal payments, unscheduled loan payoffs and net changes in lines of credit totaling approximately $30 million. During this same period, the Company also purchased $7 million of performing residential real estate loans.

•	Deposits totaled $463.3 million at June 30, 2017 compared to $467.7 million at December 31, 2016, a decrease of $4.4 million, or 0.9%. During the first six months of 2017, non-interest bearing deposits increased $6.8 million, or 12.4%, while interest bearing deposits declined $11.2 million, or 2.7%. The decline in interest bearing deposits included a decline in NOW accounts of $24.0 million, or 41.9%, of which $20.5 is attributable to withdrawals from four separate municipal school district accounts to cover ongoing operating expenses and the completion of their fiscal years. Additionally, money market and savings accounts declined $2.9 million, or 2.6%, and total time deposits increased $15.7 million, or 6.5%, as retail time deposits grew $45.5 million replacing matured brokered time deposits which declined $29.8 million.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh (“FHLB”) advances and subordinated debt, totaled $91.6 million at June 30, 2017 compared to $77.4 million at December 31, 2016 representing an increase of $14.2 million, or 18.4%.

•	Total shareholders’ equity was $49.8 million at June 30, 2017, an increase of $1.8 million compared to $48.0 million at December 31, 2016. The equity to assets ratio as of June 30, 2017 was 8.20% and book value per common share was $7.08.

Asset Quality Highlights:

•	The allowance for loan losses was $3.3 million as of both June 30, 2017 and December 31, 2016, respectively, which represented 0.66% and 0.68% of total loans outstanding as of each respective date. Net charge-offs for the first quarter of 2017 totaled $180 thousand compared to $188 during the same period last year.

•	Total non-performing loans were $593 thousand, or 0.12% of total loans outstanding at June 30, 2017 compared to $776 thousand, or 0.16% of total loans outstanding as of December 31, 2016. Non-performing assets totaled $1.2 million, or 0.20% of total assets, as of June 30, 2017 compared to $2.3 million, or 0.38% of total assets as of December 31, 2016.

•	The coverage ratio of the allowance for loan losses compared to non-performing loans was 554% as of June 30, 2017 compared to 429% at December 31, 2016.

Operating Results Review:

•	Net interest income totaled $4.56 million for the second quarter of 2017, an increase of $497 thousand, or 12.2%, compared to $4.06 million during the second quarter of 2016. When comparing these two periods, average interest earning assets increased $74.6 million, or 15.5%, compared to the second quarter of 2016, as average loans increased $76.6 million, or 18.5% offset by a net decline in investment securities and other interest earning assets of $2.0 million, or 3.0%. Funding for this growth was provided by an increase in interest bearing liabilities of $64.2 million, or 16.2%, and by non-interest bearing demand accounts of $5.9 million, or 10.9%. The net increase due to the increased volume was offset by a decrease in net interest margin of 10 basis points from 3.40% to 3.30% in the current quarter compared to the prior year. The average rate on loans decreased 11 basis points while the average rate on investments increased 31 basis points resulting in a decline in the overall average rate on total interest earning assets of 2 basis points. At the same time, the average cost of funds increased 10 basis points from 1.11% to 1.21%.

Net interest income for the six months ended June 30, 2017 totaled $9.03 million compared to $8.01 million in the prior year, an increase of $1.02 million, or 12.8%. Average interest earning assets increased $71.1 million, or 14.8% when comparing these periods. The rate on average earning assets increased 1 basis point while the average cost of funds increased 7 basis points which resulted in a decline in net interest margin of 5 basis points from 3.36% to 3.31%.

•	Non-interest income totaled $221 thousand in the current quarter, a decrease of $105 thousand compared to $326 thousand in the second quarter of 2016. This decrease consisted primarily of lower wealth management fees collected of $91 thousand and a lower level of investment securities gains recorded of $23 thousand compared to prior year.

For the six months ended June 30, 2017, non-interest income decreased $336 thousand, as investment securities gains totaled $106 thousand in the current year, a decrease of $233 thousand compared to $339 thousand in the prior year, and wealth management fees declined $121 thousand from $178 thousand in the prior year compared to $57 thousand for the first six months of 2017.

•	The provision for loan losses recorded in the current quarter totaled $125 thousand compared to $90 thousand in the second quarter of 2016, or an increase of $35 thousand. For the six months ended June 30, 2017 and 2016, the provision for loan losses was $135 thousand and $200 thousand, respectively. The level of provision is impacted by management’s quarterly evaluation of the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans recorded.

•	For the quarter ended June 30, 2017, non-interest expenses were $3.55 million, an increase of $66 thousand, or 1.9% from $3.49 million for the same period in 2016. For the six months ended June 30, 2017, non-interest expenses were $7.05 million, an increase of $87 thousand, or 1.2% from $6.96 million for the same period in 2016. Both the quarter and six months comparisons to prior year reflect incremental staffing costs to enhance business development opportunities, offset by lower wealth management commissions paid and lower stock based compensation costs. Additionally, 2017 includes a higher level of legal, external accounting and marketing costs as well as an increased level of deposit insurance premiums resulting from the Bank’s increased level of total assets as affected by the FDIC insurance premium calculation. These negative variances are offset by lower costs related to consulting and other real estate owned.

•	Income tax expense recorded for the three and six months ended June 30, 2017 totaled $337 thousand and $700 thousand, respectively, compared to $256 thousand and $497 thousand for the same respective periods in 2016. The effective tax rates for the three and six months ended June 30, 2017 were 30.6% and 31.1%, respectively.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $607 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven banking offices and one loan production office located throughout Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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